Press Release

Diversified Restaurant Holdings, Inc. Reports Third Quarter 2015 Results
Third Quarter Revenue Increases 43.6% over Prior Year

SOUTHFIELD, Mich., November 5, 2015 (GLOBE NEWSWIRE) -- Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company"), the largest franchisee for Buffalo Wild Wings® ("BWW") and creator and operator of Bagger Dave's Burger Tavern® ("Bagger Dave's"), today announced financial results for the third quarter, updated guidance for fiscal 2015, and provided preliminary guidance for fiscal 2016.

Michael Ansley, President and CEO of Diversified Restaurant Holdings, said, “During the third quarter, our 19th consecutive quarter of consolidated comparable-store sales gains, we made substantial progress in the integration of the 18 profitable Buffalo Wild Wings restaurants in the St. Louis area we acquired in July, focusing on operational improvements and marketing investments. We also invested in additional staffing and training to ensure the smooth rollout of our new Bagger Dave's menu, an initiative we expect to support future sales growth. Comparable-store sales gains would have been even stronger but for the Labor Day shift that effectively extended our seasonally weak summer season, fewer sporting events relevant to our core customer base this year than last, and great summer weather which we believe encouraged outdoor entertainment and limited indoor dining.”

Mr. Ansley continued, "We currently operate 62 BWW restaurants across major DMA’s including Detroit, St. Louis, Chicago, and Florida’s West Coast, with another 16 locations to open under the amended area development agreement announced in August. In the year ahead, we plan to focus our resources primarily on growing our Buffalo Wild Wings portfolio, which represents the overwhelming majority of both our revenue and adjusted EBITDA. Accordingly, we will not commit to any further development of Bagger Dave’s beyond the two restaurants currently under construction. This will allow us to fully evaluate the performance of new Bagger Dave's prototypes built in late 2014 through 2015 along with the recently deployed new menu.”

"The success of the BWW concept gives us a significant opportunity to continue expanding our top line and profitability while building our cash position and strengthening our balance sheet. Our investors are entitled to benefit from the growth we have achieved to date and the growth we anticipate delivering in the years to come. To emphasize the significance of BWW to our future, effective Monday, November 9th, our stock will trade on Nasdaq under the ticker symbol SAUC, a reminder of the 16 signature sauces that are the key ingredient for Buffalo Wild Wings." The CUSIP for our common stock will remain unchanged. Outstanding stock certificates are not affected by the symbol change and will not need to be exchanged.

Mr. Ansley added that DRH's new cost reduction program will save an estimated $2.5 million in 2016, as all accounting functions are brought in house, vendors are consolidated, and the Company takes advantage of its scale to negotiate improved pricing on commodities, health and liability insurance and administrative costs.

Third Quarter 2015 Review

The third quarter contained a number of one-time expenses which, as any investment, negatively impacted the Company’s performance in the short term but are expected to provide strong returns. These projects and their corresponding costs, which are not a part of the on-going business operations, are listed below.

One-time Expense Description	One-time Expenses
Acquisition of 18 St. Louis BWW locations transaction, transition and financing expenses	$1,169,743
New menu development, testing, training and execution	478,158
Closure-related expenses	228,019
Other one-time expenses (sale leaseback, in-source accounting, other)	163,147
Total Q3 2015 One-time Expenses	$2,039,067

For the three months ended September 28, 2015, revenue increased 43.6% to $47.1 million compared to $32.8 million for the third quarter of 2014, reflecting a 1.3% increase in consolidated comparable-store sales, acquisition of 18 BWW locations, and the addition of ten new restaurants since the end of last year's third quarter -- four new Buffalo Wild Wings locations and six Bagger Dave's. Comparable-store sales increased 1.5% at Buffalo Wild Wings and decreased 1.5% at Bagger Dave’s.

Food, beverage, and packaging costs increased to $13.5 million. As a percentage of revenue, food, beverage, and packaging costs were essentially flat at 28.7% for the Third Quarter 2015 and 28.8% for the Third Quarter 2014.

Compensation costs increased to $13.0 million, or 27.7% of revenue compared to 25.6% for the year-ago period, the result of higher minimum wages, investments in labor standards at Bagger Dave’s to ensure a consistently positive guest experience, and additional training related to the Bagger Dave’s menu launch. One-time expenses related to the new menu launch equate to approximately 0.8% of sales.

Occupancy costs increased to $3.5 million, or 7.5% of revenue compared to 5.7% for the same quarter last year, primarily due to the sale leaseback transaction executed in late 2014 and the write-down of the early lease termination for the three Bagger Dave's locations closed in the Third Quarter 2015. Non-recurring occupancy costs represent approximately 1.0% of sales.

Other operating costs increased to $10.5 million, or 22.3% of revenue compared to 22.0% a year earlier, reflecting to one-time investment to the 18 restaurants acquired on June 29th, 2015 and upgrading back office technology.

General and administrative expenses increased to $4.0 million, or 8.6% of revenue versus 6.5% last year, the result of costs related to the acquisition of 18 BWW restaurants, and other increased headcount ahead of bringing accounting in-house. These non-recurring investments represent nearly 1.8% of sales.

Pre-opening costs increased to $653,789 from $609,664, reflecting the timing of restaurant openings. As a percentage of revenue, pre-opening costs decreased to 1.4% compared to 1.9% last year.

Depreciation and amortization increased to $4.5 million, or 9.5% of revenue compared to 8.7% for the same quarter last year.

Adjusted Restaurant-level EBITDA(1) increased 25.5% to $7.3 million. As a percentage of revenue, adjusted restaurant-level EBITDA decreased to 15.5% compared to the previous year’s third quarter of 17.8%. Adjusted EBITDA increased 7.2% to $4.1 million or 8.7% of sales compared to 11.7% for the prior year.

The net loss for the Third Quarter 2015 was $3.6 million. This compares to a net loss of $182,109 last year. Adjusted net loss, a non-GAAP measure, was $1.5 million.

The Company believes that, when used in conjunction with GAAP measures, restaurant-level EBITDA, adjusted EBITDA, and adjusted net income (loss), which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of restaurant-level EBITDA, adjusted EBITDA, and adjusted net income in the supplemental tables included at the end of this release.)

Concept Performance

For the three months and nine months ended September 27, 2015, sales and Adjusted Restaurant-level EBITDA for each concept were as follows:

	Three Months Ended		Nine Months Ended
	September 27, 2015		September 27, 2015
	Buffalo Wild Wings	Bagger Dave's	Buffalo Wild Wings	Bagger Dave's
Sales	$41,033,964	$6,043,851	$102,496,755	$20,893,231
Adjusted Restaurant-level EBITDA	7,838,561	(525,407)	21,228,832	(12,063)
Adjusted Restaurant-level EBITDA %	19.1%	(8.7)%	20.7%	(0.1)%

Balance Sheet

At September 27, 2015, cash, cash equivalents and investments were $15.2 million, compared to $11.4 million at September 28, 2014. DRH believes that its existing financial resources are sufficient to meet its current operational funding, development, and obligations.

Fiscal Year 2015 Guidance

Based on results for the first nine months of 2015 and recent information, the Company now expects:

•	Revenue of $171.0 million to $174.0 million

•	Capital expenditures of $33.0 million to $36.0 million

•	Adjusted EBITDA of $16.5 million to $18.0 million

•	Restaurant-level EBITDA of $29.0 million to $30.5 million

Fiscal Year 2016 Preliminary View

•	Four new restaurant openings, consisting of three Buffalo Wild Wings and one Bagger Dave’s.

•	Through implementation of our new cost reduction program, we anticipate annual savings of $2.5 million.

•	Capital expenditures of $16.0 million to $18.0 million, consisting of new restaurant development, eight Buffalo Wild Wings Stadia remodeling projects, and maintenance capital expenditures.

•	Strengthening the Company’s balance sheet by building cash reserves, paying down debt as appropriate, and improving net debt coverage ratios.

Conference Call and Webcast

DRH will host a conference call and webcast on Thursday, November 5, 2015 at 4:30 PM Eastern Time to discuss third quarter results. The live conference call can be accessed by dialing (877) 407-3982, or (201) 493-6780 for international callers, conference ID #13620853. A replay will be available two hours after the end of the call through November 12, 2105, and can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers.

The live and archived webcast also can be accessed through the Company's website, www.diversifiedrestaurantholdings.com

About Diversified Restaurant Holdings, Inc.

Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company") operates 62 Buffalo Wild Wings Grill & Bar (“BWW”) franchised restaurants in key markets in Indiana, Illinois, Michigan, Missouri and Florida. DRH was named the 2014 Franchisee of the Year and Operator of the Year by Buffalo Wild Wings Inc.

The Company also owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. There are currently 25 company-owned Bagger Dave's restaurants in Michigan and Indiana. For more information, visit www.baggerdaves.com.

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

CONTACT: For more information contact:

Investor Relations Contact:
Raphael Gross
ICR Inc.
203.682.8253
raphael.gross@icrinc.com

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Revenue	$47,077,816	$32,782,092	$123,389,986	$93,264,727

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging costs	13,505,404	9,456,106	35,514,577	26,784,277
Compensation costs	13,035,995	8,405,116	32,944,958	24,170,212
Occupancy costs	3,529,935	1,873,693	8,334,752	5,052,643
Other operating costs	10,480,932	7,220,083	26,252,961	19,627,639
General and administrative expenses	4,027,338	2,133,564	12,199,188	6,345,810
Pre-opening costs	653,789	609,664	2,323,679	2,063,800
Depreciation and amortization	4,452,436	2,865,794	10,860,459	7,612,125
Impairment and loss on asset disposals	532,124	33,013	3,000,591	353,333
Total operating expenses	50,217,953	32,597,033	131,431,165	92,009,839

Operating income (loss)	(3,140,137)	185,059	(8,041,179)	1,254,888

Interest expense	(1,842,640)	(483,057)	(2,833,898)	(1,436,092)
Other income, net	34,475	67,789	778,736	86,426

Loss before income taxes	(4,948,302)	(230,209)	(10,096,341)	(94,778)

Income tax benefit	(1,366,767)	(48,100)	(3,459,105)	(180,030)

Net income (loss)	$(3,581,535)	$(182,109)	$(6,637,236)	$85,252

Basic earnings per share	$(0.14)	$(0.01)	$(0.25)	$0.00
Fully diluted earnings per share	$(0.14)	$(0.01)	$(0.25)	$0.00

Weighted average number of common shares outstanding
Basic	26,251,621	26,107,627	26,184,219	26,074,797
Diluted	26,251,621	26,107,627	26,184,219	26,174,593

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)

	September 27,	December 28,
ASSETS	2015	2014
Current assets
Cash and cash equivalents	$15,163,324	$18,688,281
Investments	—	2,917,232
Accounts receivable	641,775	1,417,510
Inventory	1,953,823	1,335,774
Prepaid assets	1,646,780	397,715
Deferred income taxes	198,093	—
Total current assets	19,603,795	24,756,512

Deferred income taxes	7,000,933	2,960,640
Property and equipment, net	89,105,047	71,508,950
Intangible assets, net	4,141,146	2,916,498
Goodwill	50,097,081	10,998,630
Other long-term assets	1,152,387	305,804
Total assets	$171,100,389	$113,447,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,650,649	$7,043,143
Accrued compensation	2,016,713	2,786,830
Other accrued liabilities	2,397,203	1,357,510
Current portion of deferred rent	394,382	377,812
Current portion of long-term debt	10,000,000	8,155,903
Total current liabilities	22,458,947	19,721,198

Deferred rent, less current portion	3,218,240	3,051,445
Unfavorable operating leases	696,764	693,497
Other long-term liabilities	5,360,356	3,212,376
Long-term debt, less current portion	113,855,195	53,612,496
Total liabilities	145,589,502	80,291,012

Commitments and contingencies (Notes 10 and 11)

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,297,144 and 26,149,824, issued and outstanding, respectively.	2,584	2,582
Additional paid-in capital	35,988,801	35,668,001
Accumulated other comprehensive loss	(1,503,857)	(175,156)
Accumulated deficit	(8,976,641)	(2,339,405)
Total stockholders' equity	25,510,887	33,156,022

Total liabilities and stockholders' equity	$171,100,389	$113,447,034

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMNTS OF CASH FLOWS (unaudited)

	Nine Months Ended
	September 27, 2015	September 28, 2014
Cash flows from operating activities
Net income (loss)	$(6,637,236)	$85,252
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	10,860,459	7,641,090
Amortization of debt discount and loan fees	60,574	—
Realized loss on investments	—	33,406
Amortization of gain on sale-leaseback	(272,454)	—
Impairment and loss on asset disposals	3,000,591	353,333
Share-based compensation	285,823	237,079
Deferred income taxes	(3,553,903)	(223,928)
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	775,735	1,017,606
Inventory	(226,568)	(110,794)
Prepaid expense	(1,249,065)	125,563
Intangible assets	(239,621)	(210,937)
Other long-term assets	(846,583)	(77,832)
Accounts payable	2,992,491	1,292,321
Accrued liabilities	641,756	(107,580)
Deferred rent	183,365	(356,943)
Net cash provided by operating activities	5,775,364	9,697,636

Cash flows from investing activities
Purchases of investments	—	(7,469,555)
Proceeds from sale of investments	2,952,302	11,106,241
Purchases of property and equipment	(19,776,752)	(23,685,771)
Net cash used in investing activities	(70,865,939)	(23,251,835)

Cash flows from financing activities
Proceeds from issuance of long-term debt	67,753,463	16,448,332
Repayments of long-term debt	(5,666,667)	(5,865,644)
Payment of loan fees	(556,157)	(118,739)
Proceeds from employee stock purchase plan	58,232	41,833
Repurchase of stock	(98,252)	—
Stock options exercised	74,999	—
Net cash provided by financing activities	61,565,618	10,505,782

Net decrease in cash and cash equivalents	(3,524,957)	(3,048,417)

Cash and cash equivalents, beginning of period	18,688,281	9,562,473

Cash and cash equivalents, end of period	$15,163,324	$6,514,056

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Income and Adjusted Net Income, Adjusted EBITDA, and Adjusted Restaurant-Level EBITDA

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net income	$(3,581,535)	$(182,109)	$(6,637,236)	$85,252
+Adjustements to Net Income	1,627,064	642,677	5,765,420	2,417,133
+Non-recurring expenses (Corporate Level)	810,312	126,322	3,099,763	126,322
+Non-recurring expenses (Restaurant Level)	787,604	—	874,031	—
-Net effect of adjustments to provision	(1,096,493)	(261,460)	(3,311,333)	(864,775)
Adjusted Net Income	$(1,453,049)	$325,430	$(209,354)	$1,763,932
-Adjustements to Net Income & Provision	(530,570)	(381,217)	(2,454,088)	(1,552,358)
+ Income tax (benefit)	$(1,366,767)	$(48,100)	$(3,459,105)	$(180,030)
+ Interest expense	1,842,640	483,057	2,833,898	1,436,092
+ Other income, net	(34,475)	(67,789)	(778,736)	(86,426)
+ Depreciation and amortization	4,452,436	2,865,794	10,860,459	7,612,125
+ Loss on disposal of property and equipment	532,124	33,013	3,000,591	353,333
+ Pre-opening costs	653,789	609,664	2,323,679	2,063,800
Adjusted EBITDA	4,096,128	3,819,852	12,117,344	11,410,468
+General and administrative expenses	$4,027,338	$2,133,564	$12,199,188	$6,345,810
-Non-recurring expenses (Corporate Level)	(810,312)	(126,322)	(3,099,763)	(126,322)
Adjusted Restaurant Level EBITDA	$7,313,154	$5,827,094	$21,216,769	$17,629,956

Net Income % of Sales	(7.6)%	(0.6)%	(5.4)%	0.1%
Adjusted Net Income % of Sales	(3.1)%	1%	(0.2)%	1.9%
Adjusted EBITDA % of Sales	8.7%	11.7%	9.8%	12.2%
Restaurant Level EBITDA % of Sales	15.5%	17.8%	17.2%	18.9%
(1) Adjusted Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring expenses related to acquisitions, equity offerings or other one-off transactions. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. Adjusted Net Income represents net income (loss) attributable to DRH plus the tax adjusted sum of non-recurring expenses that exist in Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, non-recurring expenses that occur outside of EBITDA, loss on property and equipment disposals, and restaurant pre-opening costs. We are presenting Adjusted Restaurant-Level EBITDA and Adjusted EBITDA, and Adjusted Net Income, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Adjusted Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.
Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Adjusted Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Adjusted Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

•	Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income do not reflect our current capital expenditures or future requirements for capital expenditures;

•	Adjusted Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense;

•	Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income do not reflect the cash requirements necessary to service interest or principal payments, associated with our indebtedness;

•
Adjusted Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

•	Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income do not reflect disposals or other non-recurring income and expenses;

•	Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income do not reflect changes in fair value of derivative instruments;

•	Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income do not reflect restaurant pre-opening costs; and

•	Adjusted Restaurant-Level EBITDA does not reflect general and administrative expenses.